EXHIBIT 99.1
[Letterhead of The Town and Country Trust]
FOR IMMEDIATE RELEASE:
THE TOWN AND COUNTRY TRUST TERMINATES ITS DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
BALTIMORE, Md., February 16, 2006 – The Town and Country Trust (NYSE:TCT), a multifamily real estate investment trust, announced that, as required by the previously announced agreement and plan of merger, dated December 19, 2005 among TCT, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC, it has terminated its Dividend Reinvestment and Share Purchase Plan, effective as of February 16, 2006.
ABOUT THE TOWN AND COUNTRY TRUST
TCT is a multifamily real estate investment trust that owns and operates 38 apartment communities with 13,183 apartment homes in the Mid-Atlantic states and Florida. Additional information regarding TCT can be found on TCT ‘s web site at www.tctrust.com.
MORE INFORMATION
In connection with TCT’s solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger with Magazine Acquisition, TCT has filed with the SEC a definitive proxy statement which was mailed to shareholders on or around January 30, 2006. SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT DISTRIBUTED TO SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain, free of charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Shareholders may also obtain a free-of-charge copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to The Town and Country Trust, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: Secretary, telephone: (410) 539-7600, or from TCT’s website at www.tctrust.com.
TCT and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of TCT in favor of the proposed merger with Magazine Acquisition. Information regarding the persons who may be considered “participants” in the solicitation of proxies, including their beneficial ownership of TCT common stock as of January 27, 2005, is set forth in TCT’s definitive proxy statement as filed with the SEC. Information regarding the trustees and executive officers of TCT is included in its definitive proxy statements for its 2005 Annual Meetings filed with the SEC in March 2005 and may be obtained free of charge at the SEC’s website at www.sec.gov or at TCT’s website at www.tctrust.com. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FOR FURTHER DETAILS CONTACT THE TOWN AND COUNTRY TRUST:

Harvey Schulweis	Joseph Calabrese
Chairman and Chief Executive Officer	(Investor Inquiries)
The Town and Country Trust	Financial Relations Board
(212) 407-2170	(212) 827-3772